SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 24, 2012

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

On July 24, 2012, our subsidiary LifeMap Sciences, Inc. entered into a Share Exchange and Contribution Agreement (the “LifeMap Agreement”) with Alfred D. Kingsley and a company that he controls, Greenway Partners, L.P., pursuant to which Mr. Kingsley and Greenway agreed to contribute to LifeMap, in the aggregate, BioTime common shares, no par value (“BioTime Shares”) having an aggregate value of not less than $2,000,000 and not more than $3,000,000, determined as provided in the LifeMap Agreement, in exchange for shares of LifeMap common stock, no par value, at an initial price of $1.75 per LifeMap share.

Under the LifeMap Agreement, Mr. Kingsley will contribute 140,000 BioTime Shares and Greenway will contribute 280,000 BioTime Shares to LifeMap and will receive in exchange a number of shares of LifeMap common stock determined by multiplying the number of BioTime Shares contributed by the highest weighted average closing price per share on the NYSE MKT for any ten trading days during the period from July 1, 2012 through July 31, 2012 (the “First Outside Date”), and dividing that amount by the Exchange Price per share of LifeMap common stock.  The Exchange Price per share will initially be $1.75, but that price may be reduced, and additional shares of LifeMap common stock may be issued in exchange for the BioTime Shares received by LifeMap, if LifeMap sells shares of its common stock or other securities exercisable or exchangeable for, or convertible into, its common stock for a price per share of common stock lower than $1.75, other than pursuant to options granted under LifeMap’s stock option plan, on or before December 31, 2012.  In the case of a sale of preferred stock or other securities convertible into or exchangeable for LifeMap common stock (a “Convertible Security), or warrants or rights to purchase Common Stock or any Convertible Security, the price per share of LifeMap common stock sold shall be the consideration paid for the warrant or Convertible Security plus any additional consideration paid or payable upon exercise, conversion or exchange, divided by the number of shares of Common Stock issued or issuable upon exercise, conversion or exchange thereof.

If on the First Outside Date the BioTime shares contributed to LifeMap by Mr. Kingsley and Greenway are valued at less than $2,000,000 based on the valuation method provided in the LifeMap Agreement, Mr. Kingsley and Greenway will contribute a number of additional BioTime shares sufficient to bring the total value of the BioTime shares contributed to LifeMap to not less than $2,000,000.

If the BioTime Shares contributed to LifeMap by Mr. Kingsley and Greenway are valued at less than $3,000,000 on the First Outside Date, they may contribute additional BioTime Shares to LifeMap so that the total number of BioTime Shares so contributed will have a total value of $3,000,000.  Any additional BioTime Shares so contributed will be valued as of September 30, 2012 (the “Second Outside Date”) at the highest weighted average closing price per share on the NYSE MKT for any ten trading days during the period from August 1, 2012 through September 30, 2012.  If the BioTime Shares contributed to LifeMap are valued in excess of $3,000,000 on the First Outside Date, the excess BioTime Shares will be returned by LifeMap to the party that contributed them and no LifeMap shares will be issued with respect to the returned BioTime Shares.

The number of shares of LifeMap common stock that Mr. Kingsley and Greenway will receive in exchange for the BioTime Shares they contributed to LifeMap is not presently determinable, as the initial number of shares of LifeMap common stock to be issued to them will not be determined until the First Outside Date, and that number is subject to change if the Exchange Price per share is adjusted downward on or before December 31, 2012.  However, based on the agreed exchange of BioTime Shares having a value of at least $2,000,000 and not more than $3,000,000 and the initial $1.75 Exchange Price per share of LifeMap common stock to be issued, Mr. Kingsley and Greenway will receive not less than 1,142,857 and not more than 1,714,285 shares of LifeMap common stock, which will represent between approximately 10.3% and 14.7% of the LifeMap common stock then outstanding, if LifeMap does not issue any additional shares of its common stock.

Our ownership interest in LifeMap will be reduced from 86.3% to a range of approximately 77.4% to 73.6% as a result of the exchange of BioTime Shares for LifeMap common stock by Mr. Kingsley and Greenway, assuming that LifeMap does not issue any additional shares of its common stock.

We plan to register the BioTime Shares received by LifeMap for resale under the Securities Act of 1933, as amended, and LifeMap may then sell some or all of those BioTime Shares from time to time to finance its operations.

Mr. Kingsley is the Chairman of our Board of Directors and is a member of the Board of Directors of LifeMap.  The LifeMap Agreement has been approved by LifeMap’s Board of Directors, without the vote of Mr. Kingsley, and by our Audit Committee pursuant to our Related Person Transaction Policy.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated July 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date:	July 26, 2012	By:	/s/ Michael D. West
Chief Executive Officer

Exhibit Number	Description
99.1	Press release dated July 26, 2012

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